Exhibit 23.3



                       INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Registration Statement of McCaw Cellular Communications, Inc. on Form S-4 of our report dated February 18, 1994 (relating to the consolidated financial statements of AWACS, Inc. and subsidiaries as of December 31, 1993 and 1992 and for the years then ended, not presented separately therein) appearing in the Annual Report on Form 10-K of McCaw Cellular Communications, Inc. for the year ended December 31, 1993. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



                                   DELOITTE & TOUCHE


Philadelphia, Pennsylvania
April 27, 1994